Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. RECEIVES COURT SALES ORDER APPROVAL

TO ACQUIRE STRUCTURLAM MASS TIMBER ASSETS

Selected Highlights:

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Mercer to acquire substantially all of Structurlam's assets, including its state-of-the-art mass timber facility in Conway, Arkansas, cementing Mercer's position as a leading mass timber provider in North America.
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The proposed acquisition will materially increase Mercer's cross-laminated timber capacity to approx. 210,000 m3 of CLT and add 45,000 m3 of glulam production capacity.
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The addition of glulam capability will expand Mercer's product offering and enhance its ability to service its growing customer base.

NEW YORK, NY, May 30, 2023 ‑ Mercer International Inc. ("Mercer" or the "Company") (Nasdaq: MERC) today announced that it has received applicable Bankruptcy Court approval of a sales order approving the acquisition of substantially all of the assets of Structurlam Mass Timber Corporation and its subsidiaries ("Structurlam"), including a production facility located in Conway, Arkansas (the "Conway Facility") and production facilities in British Columbia, Canada, for $81.1 million, exclusive of a break fee and expense reimbursement, subject to customary adjustments. The transaction is subject to customary conditions and is expected to be completed shortly.

The Conway Facility

The Conway facility is a modern, state-of-the-art manufacturing facility that was built in 2021 and:

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has an annual capacity of approximately 75,000 m3;
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can produce both glued laminated timber (glulam) and cross-laminated timber (CLT);
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includes over 280,000 square feet of manufacturing space; and
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is strategically located in the Southern United States in proximity to growing construction markets and with access to a large and high-quality regional wood basket.

British Columbia Facilities

The assets also include three facilities located in British Columbia, Canada with a combined annual capacity of approximately 40,000 m3 of glulam and CLT.

Glulam

The transaction will, among other things, add glulam production capability to Mercer's existing mass timber offering. Glulam is a stress-rated, engineered wood product comprised of wood laminations that are bonded together. It is commonly used for support structures such as columns, beams, floor joists, and trusses and offers a high degree of customization and pre-fabrication. With a high strength-to-weight ratio, it offers increased efficiencies in logistics and a smaller carbon footprint relative to common construction materials such as steel and concrete.

Juan Carlos Bueno, President and Chief Executive Officer, stated: "The acquisition of the Structurlam assets is consistent with our strategy to expand and diversify our product mix in our solid wood segment and build out our existing mass timber business. The acquisition will materially increase our existing production capacity and cement our position as a leading producer of mass timber products.

These assets complement our existing Mercer Mass Timber facility, located in Spokane Valley, Washington and provide significant potential synergies on a combined basis. As glulam is commonly incorporated into mass timber construction projects that utilize CLT, the acquisition of Structurlam will enhance our ability to service the growing customer base for our mass timber business."

He concluded: "Our Mercer Mass Timber facility and the Conway facility are two of the most modern mass timber facilities in North America, which we believe will position us well to capitalize on the growing market share of CLT and glulam in the North American construction business. We look forward to completing the acquisition and continuing to grow our contribution to a circular carbon economy, providing sustainable and carbon reducing alternatives through our innovative forest products."

Mercer International Inc. is a global forest products company with operations in Germany, the USA and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 960 million board feet of lumber, 140 thousand cubic meters of cross-laminated timber, 17 million pallets and 150,000 metric tonnes of wood pellets. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties, including statements concerning the expected completion of the acquisition of the Structurlam assets and the benefits thereof. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Actual results and outcomes may differ materially from what is expressed or forecasted in these forward-looking statements. Among those factors which could cause actual results to differ materially are the following: any inability to satisfy the conditions to completion of the proposed acquisition or to successfully integrate the acquired assets, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099